Exhibit 99.1

September 30, 2020

Dear Stockholder:

Thank you for your investment in Strategic Student & Senior Housing Trust, Inc. (“SSSHT”). I wanted to take this opportunity to provide you with SSSHT’s initial estimated value per share calculated as of June 30, 2020.

On September 28, 2020, the board of directors of SSSHT (the “Board”) approved an estimated value per share for our Class A shares, Class T shares, Class W shares, Class Y shares and Class Z shares of $6.08(1) based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of June 30, 2020.

The Nominating and Corporate Governance Committee (the “Committee”), comprised of our two independent directors, was responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the estimated value per share, the consistency of the valuation methodology with real estate standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The Committee approved the engagement of Duff & Phelps, LLC (“Duff & Phelps”), an independent third party real estate valuation and advisory firm, to provide valuation services for our assets and liabilities and a calculation of a range of the estimated value per share of our Class A shares, Class T shares, Class W shares, Class Y shares and Class Z shares as of June 30, 2020. Please see the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2020 for a detailed description of the methodology and key assumptions used to determine the estimated value per share and the limitations of the estimated value per share.

We are providing this estimated value per share to assist broker-dealers in connection with their obligations under applicable Financial Industry Regulatory Authority (“FINRA”) rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. SSSHT went public in May 2018 and following FINRA valuation guidelines, is required to provide its initial estimated value per share by October 1, 2020. Unfortunately, this resulted in the valuation occurring at the height of the pandemic and resulting economic contraction. As stated in our August 25, 2020 shareholder letter, the social and financial implications of COVID-19 on our student and senior housing communities were profound and financial advisors and their investors became unwilling to invest in a co-living, student and senior housing investment vehicle.

Below is a summary of how COVID-19 has impacted SSSHT as of June 30, 2020:

•

On March 30, 2020, we were forced to suspend our public offering as well as our distributions and share redemption program. Additionally on June 16, 2020, we terminated our dealer manager agreement with our former dealer manager. As a result, we were not able to raise additional funds to continue to invest in student and senior housing communities nor were we able to continue to reduce debt on our current portfolio. Further, our inability to raise additional capital hinders our ability to diversify our real estate holdings and achieve economies of scale.

•

Occupancy at our senior housing communities has been materially and adversely affected. First, governmental directives required our communities to suspend new move-ins and limit entry to our buildings to essential visitors only. As a result, we could not conduct in-person tours for potential new residents at our senior housing communities. To help protect our residents, our senior living operators implemented many “lock down” protocols to mitigate the virus from entering our communities. As a result of COVID-19 related fears, governmental directives, and generally negative press regarding senior housing, occupancies fell sharply by 6% from March 31, 2020 to June 30, 2020, resulting in an approximately $400,000 reduction in net operating income of our senior housing portfolio quarter over quarter.

•

We also incurred additional operating expenses by acquiring personal protective equipment for staff, increased housekeeping and cleanliness protocols and acquiring CDC approved equipment and cleaning solutions to disinfect our common areas. As a result, we incurred over $580,000 of COVID-19 related expenses through June 30, 2020 to keep our residents and staff as safe as possible.

•

We incurred incremental losses from collection issues at our student housing properties. The combination of COVID-19 related job losses and universities transitioning to 100% online learning in the spring of 2020 caused a majority of our student residents to vacate their units and return home to complete their studies. Many students and parent guarantors that suffered COVID-19 related job losses could not immediately pay their rent. We offered payment plans to affected residents who could prove hardship and waived late fees as needed. We did not evict any residents for COVID-19 related non-payment of rent. Second quarter collections at our Fayetteville and Tallahassee communities averaged approximately 97% and 94%, respectively, which has negatively impacted student housing leasing and related revenues by approximately $75,000.

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In the second quarter of 2020, the U.S. gross domestic product suffered a 32.9% contraction, the worst economic downturn since the 1940s. COVID-19 related job losses mounted as the pandemic began to spread rapidly across the country. As a result, capital markets for co-living asset classes such as student and senior housing properties substantially diminished.

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For comparison purposes, several publicly traded senior housing REITs and a publicly traded student housing REIT(2) also experienced similar substantial reductions in their share prices during the first half of 2020 primarily as a result of COVID-19.

Outlook

After initially promising earnings results in the first quarter of 2020, the earnings outlook for SSSHT remains challenging due to COVID-19. Currently, our primary goals for the second half of 2020 include protecting the health and well-being of our residents and staff and preserving capital through attentive management of operating and capital expenditures and government assistance such as the Payroll Protection Program. Further, we intend to expand our senior housing marketing efforts until rapid COVID-19 testing and vaccines become available.

Our student housing leasing for the 2020-2021 academic year was strong averaging 96.5% occupancy for our Fayetteville and Tallahassee communities. However, we remain concerned about over supply via new development in these markets and a possible student related COVID-19 “super spreader” event that may impact University instruction modes, current occupancies and future rental payments.

The impact of COVID-19 on our senior housing portfolio is creating the most concern. Green Street Advisors(3) referenced COVID-19 as “The Metaphorical 100-year flood” and further quoted “Senior housing has seen the largest negative impact due to unfavorable move-in and move-out trends as well as elevated expense growth related to the containment and mitigation efforts”. Specifically, prospective new tenants and family members are hesitant to move loved ones in a community due to COVID-19 fears and limited visitation. Until rapid testing utilization increases and new vaccines are proven effective for seniors, we expect occupancies at our communities will be negatively impacted.

Our management team remains committed to both operating all our communities as safely and efficiently as possible and the long term investment fundamentals of the student and senior housing asset classes. In the meantime, I would appreciate your patience and understanding as we navigate SSSHT through this pandemic.

Thank you for the opportunity to update you on the recent developments here at SSSHT.

Sincerely,

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC.

By:
H. Michael Schwartz
Chief Executive Officer

(1)

With respect to the estimated value per share, we can give no assurance that: you would be able to resell your shares at this estimated value; you would ultimately realize distributions per share equal to our estimated value per share upon liquidation of our assets and settlement of our liabilities or a sale of our company; our shares of common stock would trade at the estimated value per share on a national securities exchange; another independent third-party appraiser or other third-party valuation firm would agree with our estimated value per share; or the methodology used to estimate our value per share will be in compliance with any future regulatory rules or ERISA reporting requirements.

(2)

It is difficult to compare publicly traded REITs to non-traded REITs because non-traded REITs pay significant fees such as sales commissions, dealer manager fees, asset management fees and property management fees. However, we believe the negative impact COVID-19 has had on these healthcare and student housing REITs is indicative of the struggles we have faced.

(3)	Excerpted from the Green Street Advisors Health Care Sector Update published on August 28, 2020.